Exhibit 99.1

Catalent Pharma Solutions 14 Schoolhouse Road Somerset, NJ 08873 USA T (732) 537 6200 F (732) 537 6480 www.catalent.com

Press Release

Contact:

Patricia McGee

(732) 537-6407

patricia.mcgee@catalent.com

FOR IMMEDIATE RELEASE

CATALENT PHARMA SOLUTIONS ADDS

PHARMA AND BIOTECH INDUSTRY VETERANS TO BOARD

Somerset, NJ – July 21, 2010 — Catalent Pharma Solutions, Inc. announced today the appointments of Melvin D. Booth and Arthur J. Higgins as Directors of Catalent. Mr. Booth’s appointment is effective immediately, while Mr. Higgins will join the Board effective August 1, 2010.

Mr. Booth brings to Catalent distinguished and diverse experience with pharmaceuticals, biologics, and medical devices. Most recently he served as President and Chief Operating Officer of Medimmune, Inc. from 1998 through his retirement in 2003, and as a Director from 1998 through 2005. Prior to that, Mr. Booth was President, Chief Operating Officer and Director of Human Genome Sciences, Inc. from 1995 to 1998. Mr. Booth also served in a variety of senior leadership positions for Syntex Inc., including leading both Syntex Laboratories, Inc. and Syntex Pharmaceuticals Pacific. He holds an undergraduate degree and an honorary Ph.D. in Science from the Northwest Missouri State University, and is a certified public accountant. He served as Lead Director for Millipore Corporation until its recent acquisition by Merck KGaA, and currently serves on the Board of Ventria BioScience, as Chairman of the Board for PRA International, Inc., and as a strategic advisor in life sciences for Genstar Capital. Mr. Booth will also join Catalent’s Audit Committee.

Mr. Higgins brings to Catalent crucial industry knowledge gained during his well-regarded career. Mr. Higgins previously served as Chairman of the Bayer HealthCare Executive Committee from 2004 to 2010, and as Chairman of the Board of Management of Bayer

HealthCare AG from 2006 to 2010. Mr. Higgins started his career in 1978 with Bristol-Myers. He subsequently worked for Sandoz (1979 to 1984) and Fisons (1984 to 1987) before moving to Abbott Laboratories in the USA (1987 to 2001), where he held positions of increasing responsibility in the international and domestic divisions. He was appointed President of Abbott’s Pharmaceutical Products Division from 1998 to 2001. In 2001, Mr. Higgins joined Enzon Pharmaceuticals as Chairman and Chief Executive Officer. Mr. Higgins holds a B.S. degree in biochemistry from Strathclyde University in Glasgow, Scotland. He currently serves on the Board of Zimmer, Inc., Eco Labs, and Resverlogix Corp, and is a member of Blackstone Healthcare Partners.

John Chiminski, Catalent’s President and Chief Executive Officer, said, “We are very pleased to have both Mel and Art join Catalent’s Board of Directors. Their extensive pharmaceutical and biotechnology market experience will be a significant asset to Catalent as we accelerate our growth.”

About Catalent

Headquartered in Somerset, New Jersey, Catalent Pharma Solutions is a leading provider of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. Catalent applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 9,000 at 30 facilities worldwide and in fiscal 2009 generated more than $1.6 billion of annual revenue. For more information, visit www.catalent.com.